Exhibit 1.21

PRESS RELEASE

Stezzano, 12 January 2024

Brembo’s Cross-Border Conversion:

●	all Transaction conditions fulfilled;

●	Share Capital Decrease executed;

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Transaction execution date (25 January 2024) confirmed, with effectiveness deferred to the day following the date of the Shareholders’ Meeting called to approve the 2023 Financial Statements, and date of liquidation of the withdrawal shares (31 January 2024) confirmed.

Following the press release dated 4 December 2023, with regard to the cross-border conversion approved by the Extraordinary Shareholders’ Meeting of Brembo S.p.A. (“Brembo” or the “Company”) held on 27 July 2023 (the “Shareholders’ Meeting” and, in general, the “Cross-Border Conversion” or the “Transaction”), Brembo announces that all the conditions precedent to which the effectiveness of all the shareholders' resolutions, and more in general, the Transaction were subject, have been met. The share capital decrease from €34,727,914.00 to €3,339,222.50 — approved by the Shareholders’ Meeting as it was instrumental to the Transaction — was executed today through recognition of an equity reserve of an amount equal to the difference between the share capital before and after the decrease, without cancellation of shares and without any reimbursement of capital to shareholders (the “Share Capital Decrease”).

With regard to the subsequent obligations required to complete the Cross-Border Conversion, Brembo therefore confirms that:

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the notarial deed draft pursuant to Dutch law will be executed on 25 January 2024 and will be effective as of the day following the date of the Shareholders’ Meeting of Brembo called on 23 April 2024 to approve the Company’s Financial Statements for the year ending 31 December 2023;

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the payment of the liquidation value to those who validly exercised the withdrawal right will be effected on 31 January 2024, in accordance with the terms set forth in Article 2437-quater, paragraph 4, of the Italian Civil Code. In this regard, Brembo announces that the placement to third parties, pursuant to Article 2437-quater, paragraph 4, of the Italian Civil Code, of the withdrawal shares that were not purchased by the Company’s shareholders during the option and pre-emption offer will not take place.
Therefore, the number of shares subject to liquidation by the Company corresponds to the number of the residual shares specified in the press release dated 4 December 2023, i.e., 4,387,303, for a total value of €57,456,120.09. These shares are in addition to those already placed to the shareholders during the option and pre-emption offer, as stated in the press release dated 6 October 2023, equal to 49,319, for a total value of €645,881.62. Accordingly, a total of 4,436,622 shares are subject to liquidation for an overall liquidation value of €58,102,001.71.

For further information on the Share Capital Decrease and, more in general, on the Cross-Border Conversion, reference is made to the press release dated 4 December 2023, to the Illustrative Report to the Shareholders' Meeting and the related minutes, as well as to all the previous press releases issued by the Company in this regard.

This press release is available on the Company’s website at www.brembo.com, as well as on the authorised storage system 1info-storage at www.1info.it.

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DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

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For information:	Laura Panseri – Head of Investor Relations Brembo
Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo – Chief Communication Officer Brembo
Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo
Tel. +39 035 6053138 @: daniele_zibetti@brembo.it